UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

Pershing Square Capital Management, L.P.

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

PS Management GP, LLC

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 7, 2017, Pershing Square Capital Management, L.P. and certain affiliates issued the following press release:

Pershing Square Announces Nominees for Election to the Board of Directors of ADP

Pershing Square to Hold Webcast on August 17 at 9:00 AM EDT

New York, NY – August 7, 2017 //- Pershing Square Capital Management, L.P. (“Pershing Square”) announced today it has proposed three directors for election to the Board of ADP (NASDAQ: ADP). Pershing Square also announced that it will hold a public webcast for investors on Thursday, August 17, 2017, at 9:00 AM EDT. On the webcast, Pershing Square will describe the results of its extensive research on ADP, which reveals an enormous opportunity to improve ADP’s operations, profitability and competitive position. Details regarding how to access the webcast will be announced prior to the event.

Pershing Square’s nominees, who will be proposed at ADP’s forthcoming annual meeting of shareholders, are: Bill Ackman, Veronica M. Hagen and V. Paul Unruh. Ms. Hagen and Mr. Unruh are independent and do not have any prior business or personal relationships with Pershing Square.

Ms. Hagen was formerly the CEO of Polymer Group, Inc. (“Polymer”) which was acquired by Blackstone Group (“Blackstone”). Ms. Hagen continued to serve as Polymer’s CEO until her retirement in 2013 and remained on the Board until 2015 when the company was sold by Blackstone to Berry Plastics Group Inc. for $2.45 billion, generating a nearly 3x multiple on invested capital. Ms. Hagen is currently a director, having previously served as lead director, of Southern Company (NYSE: SO), a $49 billion market capitalization public utility holding company. She also serves as a director and Chair of the Compensation Committee of Newmont Mining

Corporation (NYSE: NEM) and as a director of American Water Works Company, Inc. (NYSE: AWK).

Mr. Unruh held several senior leadership positions at Bechtel Group (“Bechtel”), one of the largest private corporations in the world, including Vice Chairman, CFO, Controller, Treasurer and Manager of Financial Systems Development. At Bechtel, Mr. Unruh was a member of the three-member executive committee responsible for overall direction of the firm.

Mr. Unruh serves as a director and Chairman of the Audit Committee at Symantec Corporation (NASDAQ: SYMC) and Chairman of the Audit and Risk Committee of Aconex Limited (ASX: ACX). He previously served as a director at Heidrick & Struggles International, Inc. (NASDAQ: HSII), London Continental Railways Limited, Move, Inc. and URS Corporation.

“We are pleased to nominate such superb independent directors to the Board of ADP who will bring relevant skills, expertise and judgment to assist the Board in achieving ADP’s maximum potential,” said Pershing Square CEO Bill Ackman.

Biographies of Pershing Square Nominees:

Bill Ackman, 51, is the founder, chief executive officer and portfolio manager of Pershing Square Capital Management, L.P., an SEC-registered investment adviser founded in 2003. Pershing Square is a concentrated research-intensive, fundamental value investor in long and occasionally short investments in publicly traded companies. Mr. Ackman has served as Chairman of the Board of The Howard Hughes Corporation (NYSE: HHC) since November 2010. Mr. Ackman served as a director of Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) between March 2016 and May 2017 and as a director of Canadian Pacific Railway Ltd. (NYSE: CP) (TSX: CP) between May 2012 and September 2016. Mr. Ackman served as a director of J.C. Penney Company, Inc. (NYSE: JCP) from February 2011 through August 2013 and as a director of Justice Holdings Limited (LSE: JUSH) from April 2011 to June 2012 when it merged with Burger King Worldwide, Inc. (NYSE: BKW), now (NYSE: QSR)(TSX: QSR). From June 2009 to March 2010, Mr. Ackman served as a director of General Growth Properties, Inc. (NYSE: GGP) Mr. Ackman is a Trustee of the Pershing Square Foundation, a member of the Board of Trustees at The Rockefeller University and a member of the Board of Dean’s Advisors of the Harvard Business School.

Mr. Ackman’s management experience, his prior service on boards of directors of public companies and his investments in public and private companies across a variety of industries give him valuable insight that can be applied to the benefit of ADP and the Board.

Veronica M. Hagen, 71, served as Chief Executive Officer of Polymer Group, Inc. from 2007 until her retirement in 2013 and served from 2007 to 2015 as a director. Ms. Hagen also served as President of Polymer Group, Inc. from January 2011 until her retirement in 2013. Polymer Group, Inc. is a leading producer and marketer of engineered materials. Prior to joining Polymer Group, Inc., Ms. Hagen was the President and Chief Executive Officer of Sappi Fine Paper, a division of Sappi Limited, the South African-based global leader in the pulp and paper industry, from November 2004 until 2007. Ms. Hagen also served as Vice President and Chief Customer Officer at Alcoa Inc. (NYSE: AA). She serves on the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors of American Water Works Company, Inc (NYSE: AWK). Ms. Hagen also serves as the Chair of the Compensation Committee and a member of the Nominating and Governance Committee of the Board of Directors of Newmont Mining Corporation (NYSE: NEM). Since 2008, Ms. Hagen has served as a director of Southern Company (NYSE: SO) on the Nuclear/Operations Committee and as chair of the Nominating and Governance Committee. She also served as lead director of Southern Company for two years. Ms. Hagen is a member of the Committee of 200, Women Corporate Directors, and the National Association of Corporate Directors.

Ms. Hagen has extensive global executive leadership experience in competitive industries where her focus on operational efficiency and productivity were paramount to long-term success. Ms. Hagen’s experience as an executive and public company director will provide valuable skills and insights to the Board.

V. Paul Unruh, 68, is presently director and Chairman of the Audit Committee at Symantec Corporation (NASDAQ: SYMC). Mr. Unruh serves as director and Chairman of the Audit and Risk Committee at Aconex Limited (ASX: ACX) and previously served as a director and member of the Audit and Finance Committee at Heidrick & Struggles International Incorporated (NASDAQ: HSII). Mr. Unruh is a member of the National Association of Corporate Directors as well as the KPMG Audit Committee Institute. Mr. Unruh previously served on the Board of London Continental Railways Limited, Move, Inc. and URS Corporation. Mr. Unruh is a Certified Public Accountant.

Mr. Unruh retired from his 25-year tenure with Bechtel Group (“Bechtel”) in 2003. Mr. Unruh served in numerous senior leadership roles at Bechtel, including Chief Financial Officer from 1992-1996, Controller from 1987-1991, Treasurer from 1983-1986 and Manager of Financial Systems Development from 1978-1982. He served as the President of Bechtel Enterprises Holdings, Inc. from 1997-2001. Mr. Unruh served as the Vice Chairman at Bechtel Group, Inc. from 2001-2003.

Mr. Unruh has obtained technology, project development, finance, human resources, legal, and strategic planning expertise through his 30 years of professional experience as a senior executive. This experience, along with Mr. Unruh’s public company board experience, will make him a valuable addition to the Board.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P. (“Pershing Square”), based in New York City, is a SEC-registered investment advisor to investment funds.

Media Contact:

Pershing Square

Fran McGill

212 909 2455, McGill@persq.com

Pershing Square Capital Management, L.P. (“Pershing Square”) and certain of its affiliated funds intend to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying proxy card to be used to solicit proxies in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”) of Automatic Data Processing, Inc. (the “Company”) and the election of a slate of director nominees at the Annual Meeting (the “Solicitation”).

PERSHING SQUARE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTATION RELATED TO THE SOLICITATION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION. SUCH DEFINITIVE PROXY STATEMENT, OTHER PROXY MATERIALS AND ANY OTHER RELEVANT DOCUMENTATION WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square Holdings, Ltd., Pershing Square VI Master, L.P., Pershing Square, PS Management GP, LLC, William A. Ackman, Veronica M. Hagen and V. Paul Unruh may be deemed “participants” under SEC rules in the Solicitation. Pershing Square, PS Management and William A. Ackman may be deemed to beneficially own the equity securities of the Company described in Pershing Square’s statement on Schedule 13D initially filed with the SEC on August 7, 2017 (the “Schedule 13D”), as it may be amended from time to time. Except as described in the Schedule 13D, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in the Company or the matters to be acted upon, if any, in connection with the Annual Meeting.